CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,893,000	$501.42

Pricing supplement no. 2331

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 5-I dated November 17, 2011 and

underlying supplement no. 1-I dated November 14, 2011

Registration Statement No. 333-177923 Dated April 4, 2014 Rule 424(b)(2)

$3,893,000 Capped Autocallable Return Enhanced Notes Linked to the MSCI Europe Index, Converted into U.S. Dollars, due April 1, 2015

General

—

The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date, the MSCI Europe Index, converted into U.S. dollars, is at or above the Call Level applicable to that Review Date. If the notes are not automatically called, investors may lose some or all of their principal. Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is June 26, 2014.
—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing April 1, 2015†
—	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
—	The notes priced on April 4, 2014 and are expected to settle on or about April 9, 2014.

Key Terms

Index:	The MSCI Europe Index (Bloomberg ticker: MXEU), converted into U.S. dollars
Upside Leverage Factor:	1.90
Automatic Call:	If the Adjusted Index Level on any Review Date is greater than or equal to the Call Level, the notes will be automatically called for a cash payment per $1,000 principal amount note based on the call premium.
Call Level:	104.50% of the Initial Index Level for each Review Date
Payment if Called:	For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount of $85.50 (equal to the call premium of 8.55% × $1,000) if automatically called on any of the Review Dates.
Payment at Maturity:

If the notes have not been automatically called and the Ending Index Level is greater than the Initial Index Level, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by 1.90, subject to the Maximum Return. Accordingly, if the Index Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return × 1.90), subject to the Maximum Return

If the notes have not been automatically called and the Ending Index Level is equal to the Initial Index Level, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount note.

If the notes have not been automatically called, your investment will be fully exposed to any decline in the Index, converted into U.S. dollars. If the notes have not been automatically called and the Ending Index Level is less than the Initial Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the notes have not been automatically called, you will lose some or all of your principal amount at maturity if the Ending Index Level is less than the Initial Index Level.

If the value of the U.S. dollar appreciates against the European Union euro, you may lose some or all your principal amount at maturity, even if the Index closing level has increased during the term of the notes.

Maximum Return:	8.55%. For example, if the Index Return is equal to or greater than 4.50%, you will receive the Maximum Return of 8.55%, which entitles you to a maximum payment at maturity of $1,085.50 per $1,000 principal amount note that you hold.
Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The Adjusted Index Level on the pricing date, which was 158.06984, based on the Index closing level of 115.43 and the Exchange Rate of 1.3694 on the pricing date
Ending Index Level:	The arithmetic average of the Adjusted Index Levels on the Ending Averaging Dates
Adjusted Index Level:	On any relevant day, the Index closing level on that day multiplied by the Exchange Rate on that day
Exchange Rate:	The “Exchange Rate” on any relevant day will equal an exchange rate of U.S. dollars per one unit of the European Union euro, as determined by the calculation agent, expressed as the amount of U.S. dollars per European Union euro, as reported by Reuters Group PLC (“Reuters”) on Reuters page “WMRSPOT05,” or any substitute Reuters page, at approximately 4:00 p.m. Greenwich Mean Time
Underlying Currency:	The European Union euro
Currency Business Day:	A “currency business day” is a day on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in The City of New York and the principal financial center for the Underlying Currency (which is London, England for the European Union euro) and (b) banking institutions in The City of New York and that principal financial center are not otherwise authorized or required by law, regulation or executive order to close.
Original Issue Date (Settlement Date):	On or about April 9, 2014
Review Dates†:	June 26, 2014 (first Review Date), September 25, 2014 (second Review Date) and December 26, 2014 (final Review Date)
Call Settlement Dates†:	July 1, 2014 (first Call Settlement Date), September 30, 2014 (second Call Settlement Date) and December 31, 2014 (final Call Settlement Date), each of which is the third business day after the applicable Review Date specified above
Ending Averaging Dates†:	March 23, 2015, March 24, 2015, March 25, 2015, March 26, 2015 and March 27, 2015
Maturity Date†:	April 1, 2015
CUSIP:	48127DDY1
†

Subject to postponement in the event of a market disruption event or currency disruption event and as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Index” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 5-I

Investing in the Capped Autocallable Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 5-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$3,893,000	$38,930	$3,854,070
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $10.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-46 of the accompanying product supplement no. 5-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $977.90 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

April 4, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 5-I dated November 17, 2011 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 5-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 5-I dated November 17, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007707/e46168_424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Capped Autocallable Return Enhanced Notes Linked to the MSCI Europe Index, Converted into U.S. Dollars	PS-1

What Is the Total Return on the Notes upon Automatic Call or at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the hypothetical total return (i.e., not compounded) or payment at maturity on the notes that could be realized on the applicable Review Date or at maturity for a range of movements in the Index as shown under the column “Index Level Appreciation/Depreciation at Review Date” and “Index Return.” The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment upon automatic call or at maturity, as applicable, per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level of 158.70 (based on a hypothetical Index Closing Level of 115 and a hypothetical Exchange Rate on the pricing date of 1.38) and a Call Level of 165.8415 (equal to 104.50% of the hypothetical Initial Index Level) on each Review Date and reflects the Maximum Return of 8.55% and the Upside Leverage Factor of 1.90. The table and examples below also reflect that the call premium applicable to each Review Date is 8.55%, regardless of the appreciation of the Index, which may be significant. There will be only one payment on the notes whether called or at maturity. An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the corresponding Call Settlement Date. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Automatic Call				No Automatic Call
Adjusted Index Level	Index Level Appreciation/ Depreciation at Review Date	Total Return at First Call Settlement Date	Total Return at Second Call Settlement Date	Total Return at Final Call Settlement Date	Index Return	Total Return at Maturity
285.6600	80.00%	8.55%	8.55%	8.55%	80.00%	8.55%
269.7900	70.00%	8.55%	8.55%	8.55%	70.00%	8.55%
253.9200	60.00%	8.55%	8.55%	8.55%	60.00%	8.55%
238.0500	50.00%	8.55%	8.55%	8.55%	50.00%	8.55%
222.1800	40.00%	8.55%	8.55%	8.55%	40.00%	8.55%
206.3100	30.00%	8.55%	8.55%	8.55%	30.00%	8.55%
190.4400	20.00%	8.55%	8.55%	8.55%	20.00%	8.55%
174.5700	10.00%	8.55%	8.55%	8.55%	10.00%	8.55%
166.6350	5.00%	8.55%	8.55%	8.55%	5.00%	8.55%
165.8415	4.50%	8.55%	8.55%	8.55%	4.50%	8.55%
162.6675	2.50%	N/A	N/A	N/A	2.50%	4.75%
158.7000	0.00%	N/A	N/A	N/A	0.00%	0.00%
150.7650	-5.00%	N/A	N/A	N/A	-5.00%	-5.00%
142.8300	-10.00%	N/A	N/A	N/A	-10.00%	-10.00%
126.9600	-20.00%	N/A	N/A	N/A	-20.00%	-20.00%
111.0900	-30.00%	N/A	N/A	N/A	-30.00%	-30.00%
95.2200	-40.00%	N/A	N/A	N/A	-40.00%	-40.00%
79.3500	-50.00%	N/A	N/A	N/A	-50.00%	-50.00%
63.4800	-60.00%	N/A	N/A	N/A	-60.00%	-60.00%
47.6100	-70.00%	N/A	N/A	N/A	-70.00%	-70.00%
31.7400	-80.00%	N/A	N/A	N/A	-80.00%	-80.00%
15.8700	-90.00%	N/A	N/A	N/A	-90.00%	-90.00%
0.0000	-100.00%	N/A	N/A	N/A	-100.00%	-100.00%

Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity

The following examples illustrate how the payment upon automatic call or at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 158.70 to an Adjusted Index Level of 174.57 on the first Review Date. Because the Adjusted Index Level on the first Review Date of 174.57 is greater than the Call Level of 165.8415, the notes are automatically called on the first Review Date, and the investor receives a single payment of $1,085.50 per $1,000 principal amount note on the first Call Settlement Date.

Example 2: The level of the Index changes from the Initial Index Level of 158.70 to an Adjusted Index Level of 111.09 on the first Review Date, 162.6675 on the second Review Date and 174.57 on the final Review Date. Because the Adjusted Index Level on each of the first and second Review Dates (111.09 and 162.6675) is less than the Call Level of 165.8415, the notes are not automatically called on either of these Review Dates. However, because the Adjusted Index Level on the final Review Date of 174.57 is greater than the Call Level of 165.8415, the notes are automatically called on the final Review Date, and the investor receives a single payment of $1,085.50 per $1,000 principal amount note on the final Call Settlement Date.

JPMorgan Structured Investments — Capped Autocallable Return Enhanced Notes Linked to the MSCI Europe Index, Converted into U.S. Dollars	PS-2

Example 3: The notes have not been automatically called, and the level of the Index increases from the Initial Index Level of 158.70 to an Ending Index Level of 162.6675. Because the Ending Index Level of 162.6675 is greater than the Initial Index Level of 158.70 and the Index Return of 2.50% multiplied by 1.90 does not exceed the Maximum Return of 8.55%, the investor receives a payment at maturity of $1,047.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 2.50% × 1.90) = $1,047.50

Example 4: The notes have not been automatically called, and the level of the Index increases from the Initial Index Level of 158.70 to an Ending Index Level of 174.57. Because the Ending Index Level of 174.57 is greater than the Initial Index Level of 158.70 and the Index Return of 10% multiplied by 1.90 exceeds the Maximum Return of 8.55%, the investor receives a payment at maturity of $1,085.50 per $1,000 principal amount note, the maximum payment at maturity on the notes.

Example 5: The notes have not been automatically called, and the level of the Index decreases from the Initial Index Level of 158.70 to an Ending Index Level of 126.96. Because the Ending Index Level of 126.96 is less than the Initial Index Level of 158.70 and the Index Return is -20% and the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -20%) = $800

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Capped Autocallable Return Enhanced Notes Linked to the MSCI Europe Index, Converted into U.S. Dollars	PS-3

Hypothetical Examples of Index Return Calculations

The following examples illustrate how the Index Return is calculated in different hypothetical scenarios. The examples below assume that the hypothetical Index closing level on the pricing date is 115, the hypothetical Exchange Rate on the pricing date is 1.38 and, therefore, the hypothetical Initial Index Level is 158.70. The examples below also assume that the Ending Index Level for the Index is based on the Adjusted Index Level on a single date, which we refer to as the Observation Date. The hypothetical Index Returns set forth below are for illustrative purposes only and may not be the actual Index Returns. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The Index closing level increases from 115 on the pricing date to 126.50 on the Observation Date, and the Exchange Rate remains flat at 1.38 from the pricing date to the Observation Date.

The Ending Index Level is equal to:

126.50 × 1.38 = 174.57

Because the Ending Index Level of 174.57 is greater than the Initial Index Level of 158.70, the Index Return is positive and is equal to 10%.

Example 2: The Index closing level remains flat at 115 from the pricing date to the Observation Date, and the Exchange Rate increases from 1.38 on the pricing date to 1.656 on the Observation Date.

The Ending Index Level is equal to:

115 × 1.656 = 190.44

Because the Ending Index Level of 190.44 is greater than the Initial Index Level of 158.70, the Index Return is positive and is equal to 20%.

Example 3: The Index closing level increases from 115 on the pricing date to 126.50 on the Observation Date, and the Exchange Rate increases from 1.38 on the pricing date to 1.656 on the Observation Date.

The Ending Index Level is equal to:

126.50 × 1.656 = 209.484

Because the Ending Index Level of 209.484 is greater than the Initial Index Level of 158.70, the Index Return is positive and is equal to 32%.

Example 4: The Index closing level increases from 115 on the pricing date to 126.50 on the Observation Date, but the Exchange Rate decreases from 1.38 on the pricing date to 1.104 on the Observation Date.

The Ending Index Level of the Index is equal to:

126.50 × 1.104 = 139.656

Even though the closing level of the Index has increased by 10%, because the Exchange Rate has decreased by 20%, the Ending Index Level of 139.656 is less than the Initial Index Level of 158.70, and the Index Return is negative and is equal to -12%.

Example 5: The Index closing level decreases from 115 on the pricing date to 103.50 on the Observation Date, but the Exchange Rate increases from 1.38 on the pricing date to 1.656 on the Observation Date.

The Ending Index Level is equal to:

103.50 × 1.656 = 171.396

Even though the closing level of the Index has decreased by 10%, because the Exchange Rate has increased by 20%, the Ending Index Level of 171.396 is greater than the Initial Index Level of 158.70, and the Index Return is positive and is equal to 8%.

Example 6: The Index closing level decreases from 115 on the pricing date to 103.50 on the Observation Date, and the Exchange Rate decreases from 1.38 on the pricing date to 1.104 on the Observation Date.

The Ending Index Level is equal to:

103.50 × 1.104 = 114.264

Because the Ending Index Level of 114.264 is less than the Initial Index Level of 158.70, the Index Return is negative and is equal to -28%.

Example 7: The Index closing level remains flat at 115 from the pricing date to the Observation Date, and the Exchange Rate decreases from 1.38 on the pricing date to 1.104 on the Observation Date.

The Ending Index Level is equal to:

115 × 1.104 = 126.96

Because the Ending Index Level of 126.96 is less than the Initial Index Level of 158.70, the Index Return is negative and is equal to -20%.

Example 8: The Index closing level decreases from 115 on the pricing date to 103.50 on the Observation Date, and the Exchange Rate remains flat at 1.38 from the pricing date to the Observation Date.

The Ending Index Level is equal to:

103.50 × 1.38 = 142.83

Because the Ending Index Level of 142.83 is less than the Initial Index Level of 158.70, the Index Return is negative and is equal to -10%.

JPMorgan Structured Investments — Capped Autocallable Return Enhanced Notes Linked to the MSCI Europe Index, Converted into U.S. Dollars	PS-4

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL — If the Adjusted Index Level is greater than or equal to the Call Level on any Review Date, your investment will yield a payment per $1,000 principal amount note of $1,000 plus a call premium amount of $85.50 (equal to a call premium of 8.55% × $1,000). In addition, if the notes have not been automatically called, the notes provide the opportunity to enhance equity returns by multiplying a positive Index Return by 1.90, up to the Maximum Return of 8.55%, for a maximum payment at maturity of $1,085.50 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is approximately one year, the notes will be called before maturity if the Adjusted Index Level is at or above the relevant Call Level on the applicable Review Date and you will be entitled to the applicable payment corresponding to such Review Date set forth on the cover of this pricing supplement.

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RETURN LINKED TO THE MSCI EUROPE INDEX — The return on the notes is linked to the MSCI Europe Index. The MSCI Europe Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of the developed markets in Europe. As of April 1, 2014, the MSCI Europe Index consists of the following 15 developed market country indices: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. For additional information about the MSCI Europe Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement no. 1-I.

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POTENTIAL EXCHANGE RATE GAINS — Appreciation of the Underlying Currency against the U.S. dollar may increase the Adjusted Index Level on a Review Date, which is used to determine whether an automatic call is triggered. In addition, appreciation of the Underlying Currency against the U.S. dollar may increase the Ending Index Level, which is used to calculate the Index Return and therefore the payment at maturity. Accordingly, you will benefit from any such appreciation, unless offset by a decrease in the Index closing level. See “Hypothetical Examples of Index Return Calculation” in this pricing supplement.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, the European Union euro relative to the U.S. dollar, or any of the component securities of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 5-I dated November 17, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal at maturity. The return on the notes at maturity is linked to the performance of the Index and changes in the Exchange Rate and will depend on whether, and the extent to which, the Index Return is positive or negative. If the notes have not been automatically called, your investment will be exposed to loss if the Ending Index Level is less than the Initial Index Level, which includes any decline caused by a change in the Exchange Rate. Under these circumstances, for every 1% that the Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you could lose some or all of your principal amount at maturity.

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A DECREASE IN THE VALUE OF THE UNDERLYING CURRENCY RELATIVE TO THE U.S. DOLLAR MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES — The return on the notes is based on the performance of the Index and the Exchange Rate, as reflected in the Adjusted Index Level. The Adjusted Index Level is the Index closing

JPMorgan Structured Investments — Capped Autocallable Return Enhanced Notes Linked to the MSCI Europe Index, Converted into U.S. Dollars	PS-5

level, converted into U.S. dollars based on the Exchange Rate. Accordingly, any depreciation in the value of the Underlying Currency relative to the U.S. dollar (or conversely, any increase in the value of the U.S. dollar relative to the Underlying Currency) may adversely affect your return on the notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 5-I for additional information about these risks.

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LIMITED RETURN ON THE NOTES IF THE NOTES ARE AUTOMATICALLY CALLED — If the notes are automatically called, your potential gain on the notes will be limited to the call premium applicable for a Review Date, as set forth on the cover of this pricing supplement, regardless of the appreciation in the Index or of the Underlying Currency relative to the U.S. dollar, which may be significant. Because the Adjusted Index Level at various times during the term of the notes could be higher than on the Review Dates, you may receive a lower return from an investment in the notes than you would have if you had invested directly in the Index or the Underlying Currency relative to the U.S. dollar.

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IF THE NOTES ARE NOT CALLED EARLY, YOUR MAXIMUM GAIN IS LIMITED TO THE MAXIMUM RETURN — If the notes have not been automatically called and the Ending Index Level is greater than the Initial Index Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 8.55%, regardless of the appreciation in the Index or of the Underlying Currency relative to the U.S. dollar, which may be significant.

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REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the maturity date.

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POTENTIAL FOR EARLY EXIT AND A CALL PREMIUM OF 8.55% ON ANY REVIEW DATE REQUIRES THE INDEX, CONVERTED INTO U.S. DOLLARS, TO APPRECIATE BY AT LEAST 4.50% — The Call Level for each of the Review Dates is set at 104.50% of the Initial Index Level. Accordingly, the Adjusted Index Level must have appreciated by 4.50% from the Initial Index Level on any Review Date in order for you to receive the call premium on any Call Settlement Date.

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JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal

JPMorgan Structured Investments — Capped Autocallable Return Enhanced Notes Linked to the MSCI Europe Index, Converted into U.S. Dollars	PS-6

funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility of the Index;
—	the time to maturity of the notes;
—	the dividend rates on the equity securities included in the Index;
—	correlation or lack thereof between the Index and the Exchange Rate;
—	interest and yield rates in the market generally;
—	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the European Union euro; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the MSCI Europe Index would have.

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CHANGES IN THE VALUE AND EXCHANGE RATE OF THE INDEX MAY OFFSET EACH OTHER — The notes are linked to the Index, converted into U.S. dollars. Price movements in the Index and movements in the Exchange Rate may not correlate with each other. At a time when the value or Exchange Rate of the Index increases, the Exchange Rate or value, respectively, of the Index may decline. Therefore, in calculating the Adjusted Index Level, increases in the value or Exchange Rate of the Index may be moderated, or more than offset, by declines in the Exchange Rate or value, respectively, of the Index. There can be no assurance that the Adjusted Index Level on any Review Date will be greater than or equal to the Initial Index Level or that the Ending Index Level will be greater than the Initial Index Level. You may lose some or all of your principal amount at maturity if the Ending Index Level is less than the Initial Index Level.

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NON-U.S. SECURITIES RISK — The equity securities that compose the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.

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ALTHOUGH THE UNDERLYING CURRENCY AND THE U.S. DOLLAR TRADE AROUND THE CLOCK, THE NOTES WILL NOT — Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the Underlying Currency and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of

JPMorgan Structured Investments — Capped Autocallable Return Enhanced Notes Linked to the MSCI Europe Index, Converted into U.S. Dollars	PS-7

quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The value of the Underlying Currency and the U.S. dollar is at any moment a result of the supply and demand for that currency. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the European Union, and the United States, and economic and political developments in other relevant countries.

Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;

—	existing and expected interest rate levels;

—	the balance of payments in the member nations of the European Union and the United States and between each country and its major trading partners;

—	political, civil or military unrest in the member nations of the European Union and the United States; and

—	the extent of governmental surplus or deficit in the member nations of the European Union and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the European Union (including its members), the United States and those of other countries important to international trade and finance.

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CURRENCY EXCHANGE RISKS CAN BE EXPECTED TO HEIGHTEN IN PERIODS OF FINANCIAL TURMOIL — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of a crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Underlying Currency relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments — Capped Autocallable Return Enhanced Notes Linked to the MSCI Europe Index, Converted into U.S. Dollars	PS-8

Historical Information — Adjusted Index Performance

The graph below shows the historical weekly performance of the Index, converted into U.S. dollars, from January 2, 2009 through April 4, 2014, based on the weekly Index closing level and the exchange rate of the Underlying Currency as reported by Bloomberg Financial Markets on the relevant dates. The exchange rates used in this graph were determined by reference to the rates reported by Bloomberg Financial Markets and may not be indicative of the Index performance, converted into U.S. dollars using the exchange rates of the Underlying Currency at approximately 4:00 p.m., Greenwich Mean Time, that would be derived from the applicable Reuters page. The Adjusted Index Level of the Index on April 4, 2014 was 158.06984.

Historical Information — Index Performance

The following graph shows the historical weekly performance of the Index from January 2, 2009 through April 4, 2014. The Index closing level on April 4, 2014 was 115.43.

Historical Information — Exchange Rate

The graph below shows the historical weekly performance of the European Union euro expressed in terms of the conventional market quotation (which is the amount of U.S. dollars that can be exchanged for one European Union euro), as shown on Bloomberg Financial Markets, from January 2, 2009 through April 4, 2014. The exchange rate of the European Union euro, on April 4, 2014, as shown on Bloomberg Financial Markets, was 1.3703.

The exchange rates set forth above and displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the Adjusted Index Level. The Adjusted Index Level, assuming no change in the Index closing level, increases when the U.S. dollar depreciates in value against the European Union euro.

JPMorgan Structured Investments — Capped Autocallable Return Enhanced Notes Linked to the MSCI Europe Index, Converted into U.S. Dollars	PS-9

The historical exchange rates in the graph below were determined using the rates reported by Bloomberg Financial Markets, which is not the source of the Exchange Rate. The Exchange Rate is determined based on the applicable rate displayed of the applicable Reuters page at approximately 4:00 p.m., Greenwich Mean Time.

The Exchange Rate of the European Union euro relative to the U.S. dollar on April 4, 2014, was 1.3694, calculated in the manner set forth under “Key Terms — Exchange Rate” on the front cover of this pricing supplement.

We obtained the Index closing levels and exchange rates needed to construct the graphs from Bloomberg Financial Markets, and we obtained the exchange rate used to calculate the Exchange Rate from Reuters Group PLC, in each case without independent verification. The historical performance of the Index and the Exchange Rate should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level or the Exchange Rate on the Observation Date. We cannot give you assurance that the performance of the Index and the Exchange Rate will result in the return of any of your principal.

JPMorgan Structured Investments — Capped Autocallable Return Enhanced Notes Linked to the MSCI Europe Index, Converted into U.S. Dollars	PS-10

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes upon Automatic Call or at Maturity, Assuming a Range of Performances for the Index?”, “Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity” and “Hypothetical Examples of Index Return Calculations” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the MSCI Europe Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-31 of the accompanying product supplement no. 5-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar

JPMorgan Structured Investments — Capped Autocallable Return Enhanced Notes Linked to the MSCI Europe Index, Converted into U.S. Dollars	PS-11

provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

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